Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 12, 2023, with respect to the consolidated financial statements included in the Annual Report of Aytu BioPharma, Inc. on Form 10-K for the year ended June 30, 2023. We consent to the incorporation by reference of said report into the Registration Statements of Aytu BioPharma, Inc. on Forms S-1 (File Nos. 333-212100, 333-213489, 333-222994, 333-223385, 333-227243, 333-227706 and 333-271556), on Forms S-3 (File Nos. 333-259862, 333-235548, 333-236599, 333-239010 and 333-265479) and on Forms S-8 (File Nos. 333-255325, 333-205462, 333-236598 and 333-272897).

/s/ GRANT THORNTON LLP

Denver, Colorado

October 12, 2023